Exhibit 99.1

PPG Industries, Inc.
One PPG Place
Pittsburgh, Pa. 15272 USA
www.ppg.com

News	Contact:
Jack Maurer
412-434-2181 jmaurer@ppg.com

Investors:
Vince Morales
412-434-3740 vmorales@ppg.com
PPG chairman Bunch says company is delivering on growth commitments
Expects greater profitability, earnings from successful acquisition integration
NEW YORK, Nov. 2, 2006 — Charles E. Bunch, chairman and chief executive officer of PPG Industries (NYSE:PPG), told investment analysts here today he believes the company’s financial results demonstrate its ability to consistently deliver profitable growth.
“Our diverse business portfolio enables us to weather shifts in today’s changing global economy,” said Bunch. “What’s more, we have taken decisive steps to leverage our operational excellence and leadership positions to strengthen many of our businesses.
“Our pursuit of organic growth and growth through acquisitions and joint ventures is beginning to have a significant impact on our performance. But more importantly, we believe it is laying the foundation for even greater profitability, accelerated earnings — and shareholder value — in the future.”
Bunch said that PPG’s performance has been strong despite a slowing North American economy. He attributed this to the company’s success in passing along increases in raw materials and energy, as well as its diversified position in the automotive market, close alignment with the commercial construction segment, and its broad geographic presence, which has lessened the company’s dependence on the North American economy.
Bunch reviewed the company’s activities over the past 12 months to grow by targeting aerospace products, architectural coatings, optical products and the Asian coatings market.
“Simply put, we’re walking the talk when it comes to our growth plans,” he said. “In 2006, so far we have spent about $400 million on acquisitions, plus we assumed about $80 million in debt. In 2006, we expect these acquisitions to add about $350 million in sales as most were acquired for a partial year. In 2007, we expect these same acquisitions to generate between $700 and $800 million in sales.”
Bunch said earnings growth is expected to come through successful integration of recent acquisitions. “We are aiming for coating industry average margins on our acquisitions by 2007. But more importantly, we expect to bring these businesses to margins more in line with PPG’s industry-leading coatings margins soon after that.”
For 14 consecutive quarters, PPG has posted all-time quarterly sales records. Last month, the company reported record sales for the third quarter of $2.8 billion, surpassing third quarter 2005 record sales by 10 percent. The performance also marked the second-highest sales for any quarter in the company’s history.

PPG chairman Bunch says company is delivering on growth commitments
“We have the financial strength and discipline to make solid, strategic acquisitions that position us to accelerate growth, strengthen our businesses and ultimately reward shareholders,” said Bunch. He added that he expects the company could spend as much as $200 million in share buybacks in 2007.
Text and slides from today’s presentation to analysts is available on PPG’s Web site, www.ppg.com. Click on “Financial” and “Investor Center.”
About PPG
Pittsburgh-based PPG is a global supplier of coatings, chemicals, optical products, glass and fiber glass. The company employs more than 31,000 people and has 110 manufacturing facilities and equity affiliates in more than 20 countries. Sales in 2005 were $10.2 billion. PPG shares are traded on the New York, Pacific and Philadelphia stock exchanges (symbol: PPG). For more information, visit www.ppg.com.
Forward-Looking Statements
Statements contained herein relating to matters that are not historical facts are forward-looking statements reflecting PPG’s current view with respect to future events and financial performance. These matters involve risks and uncertainties that may affect PPG’s operations, as discussed in PPG’s filings with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. Accordingly, many factors may cause actual results to differ materially from the forward-looking statements contained herein. Such factors include increasing price and product competition by foreign and domestic competitors, fluctuations in cost and availability of raw materials and energy, the ability to maintain favorable supplier relationships and arrangements, economic and political conditions in international markets, foreign exchange rates and fluctuations in such rates, and the unpredictability of existing and possible future litigation, including litigation that could result if the asbestos settlement discussed in PPG’s filings with the Securities and Exchange Commission does not become effective. However, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on PPG’s consolidated financial condition, operations or liquidity. All information in this news release speaks only as of November 2, 2006, and any distribution of this release after that date is not intended and will not be construed as updating or confirming such information.